UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                            --------------------

                                  FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

     Date of report (Date of earliest event reported):  January 7, 2005

                           NEWELL RUBBERMAID INC.
           (Exact Name of Registrant as Specified in Its Charter)

                Delaware                1-9608              36-3514169
             (State or Other         (Commission          (IRS Employer
              Jurisdiction           File Number)      Identification No.)
            of Incorporation)

              10B Glenlake Parkway
                   Suite 600
                 Atlanta, Georgia                      30328
       (Address of Principal Executive Offices)      (Zip Code)

   Registrant's Telephone Number, Including Area Code:  (770) 407-3800


        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General
   Instruction A.2. below):

        [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))














   ITEM 1.01.     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

        On January 12, 2005, Newell Rubbermaid Inc. (the "Company") entered into an agreement for the intended sale of the Company's Curver business to Jardin International Holding BV. The Curver business manufactures and markets plastic products for home storage and garage organization, food storage, laundry, bath, cleaning, closet organization and refuse removal in various countries in Europe. The Company's European commercial products and other European businesses would not be affected by the sale.

        The intended sale is subject to consultation with works councils, trade unions and employees in the countries concerned. The Company has instituted consultation with respect to the intended sale and shall give due consideration to the opinions of such councils, unions and employees as required by law in the context of the contemplated sale. Completion of the intended sale would also be subject to other customary conditions. The Company currently anticipates that the intended sale would be completed on or before March 31, 2005.

        The contemplated sale price would be $5 million, payable at closing, and a contingent note for $5 million, subject to reduction for working capital adjustments and payable within 12 years. There would also be contingent payments, up to an aggregate maximum of $25 million, based on the adjusted earnings before interest and taxes of the Curver business for the five years ended December 31, 2009. In addition to the contemplated sale of the Curver business, the Company would provide transitional services to the purchaser, and the purchaser would become a supplier to the Company with regard to the manufacture of certain products that the Company sells in other
   European businesses.

        The Agreement contains customary representations, warranties, covenants and conditions. The Agreement also contains indemnification provisions subject to specified limitations as to time and amount.
   The Agreement is subject to termination if the transaction is not completed within four months or, in certain cases, six months.

   ITEM 2.05.     COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

        The information under Item 1.01 above is incorporated in this
   Item 2.05 by reference.

        On January 7, 2005, the Company's Board of Directors authorized the sale of the Curver business on the terms disclosed above, with an expected closing date of March 31, 2005. In connection with this intended transaction, the Company expects to record a non-cash loss on the sale in the amount of $75 to $95 million in the first quarter of 2005. The Curver business had 2004 sales of approximately $140 million.

        The Company also considered alternative scenarios for the business, but estimated that the value of the business to the Company after accounting for the net cash to be expended under such alternative scenarios would be maximized by a sale of the business, primarily due to the significant restructuring liabilities that would be incurred in such alternative scenarios.

        The Curver business was previously classified in the fix portfolio of the Company's business, as management believed that the restructuring and other investments made in the business would produce favorable returns in the future. These expected returns did not materialize and in 2004, the Company began exploring alternatives for this business, including, but not limited to, marketing the business for potential sale. An impairment charge relating to this business of approximately $80 million was recognized in the third quarter of 2004, related to this change in strategic direction.









































                                 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  NEWELL RUBBERMAID INC.




   Date:  January 13, 2005    By:   /s/ Ronald L. Hardnock
                                    ---------------------------
                                    Ronald L. Hardnock
                                    Vice President - Corporate
                                    Controller